EX 99.28(p)(40)

To view the 2018 S&P Global Code of Business Ethics please select a language:

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Dear Colleagues:

S&P Global has built a global reputation on its adherence to the highest standards of excellence and quality in all of its products and services. Our relationships with one another, our customers, our regulators and our partners are built on the foundation of our Core Values: Integrity, Excellence and Relevance. The way in which we incorporate these values into our work are detailed in the S&P Global Code of Business Ethics (COBE).

Each year, we take time to recommit to these core values which are critical to our Company’s continued success.

We ask you to read the COBE document and complete the COBE course and Affirmation Statement to demonstrate your ongoing commitment to compliance with the Company’s policies. Our collective understanding and acceptance of the COBE will ensure that we continue to hold ourselves accountable in maintaining S&P Global’s reputation.

The COBE document, course and Affirmation Statement are accessible on the Hub.

If you have any questions regarding COBE or related matters, please discuss them with your manager, the Human Resources Department, the Compliance Department for your division or the Legal Department.

Thank you for your commitment to our Code of Business Ethics.

Doug Peterson	Steve Kemps

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Table of Contents

Intoductory Letter

How We Set the Bar at S&P Global

Our Core Values

The COBE Applies to All of Us

Raising Concerns and Seeking Advice

Reporting a Violation in Good Faith

Investigation of Reports

Retaliation is Not Allowed

Role of Managers

Obligations of Employees Receiving Reports

Violations of the COBE

Compliance With Law and Regulation

Communications with Regulators, Government Agencies and Third Parties

Divisional Independence and Objectivity

Ethical Practices with our Team

Equal Opportunity Employer

Non-Discrimination

Diversity & Inclusion

Global Human Rights

Workplace Safety

Ethical Practices with Others

Avoiding Conflicts of Interest

Membership on For-Profit Boards

Membership on Non-Profit Boards

Charitable Contributions to Non-Profit Organizations

Political Contributions and Activities

Use of Social Media

Anti-Trust and Competitive Intelligence

Gifts and Entertainment

Anti-Bribery and Improper Payments

Ethical Practices at our Company

Confidential Information

Protecting Intellectual Property Rights of S&P Global and Third Parties

Customer Privacy

Employee Privacy

Records Management

Information Security

Insider Trading

Obligations of a Publicly Traded Company

Preventing Fraud

Making Ethics Essential at S&P Global

Resources for Raising Concerns, Seeking Advice or Reporting Violations

Link to Corporate Policies

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How We Set the Bar at S&P Global

Our Core Values

S&P Global’s Code of Business Ethics (COBE) underscores our core values and guides everything we do by informing our decisions, driving our actions, and determining how we conduct business. By leading with our core values of integrity, excellence, and relevance, we protect our employees, our Company and our brand.

Integrity

We act with integrity and are honest, transparent and accountable for our actions.

Excellence

We pursue excellence in everything we do. We value results, encourage team work and embrace change.

Relevance

We provide relevant solutions to our clients and bring passion and a thirst for knowledge in serving them.

The COBE Applies to All of Us

This COBE applies to all employees and directors of S&P Global, its subsidiaries and divisions (Company) around the world. Across all geographies, levels and functions, we are expected to abide by the highest ethical standards at all times and we do this by adhering to our core values.

It is essential that employees read, understand, and affirm their adherence to the COBE. In fact, all employees must take required training to better understand the COBE and the underlying Company policies, standards, and procedures.

While the COBE is intended as a foundation to provide guidance and to help you make the right decisions, it is not intended to cover every possible law, policy or situation. Employees are expected to be thoughtful before making decisions and to always use their best judgment.

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Decision Tree

As you make a business decision, ask yourself:

•         Is it legal?

•         Is it consistent with the COBE and S&P Global policies?

•         Is it in the best interest of S&P Global?

•         Will it maintain trust with clients, shareholders, regulators and colleagues?

•         Would it maintain our good reputation if it appeared on the front page of a newspaper, blog or in the mainstream media?

If the answer to any of these questions is no, stop and speak up. The Company has resources for you to raise a concern, seek advice or report a violation in good faith.

Raising Concerns and Seeking Advice

S&P Global is committed to fostering an environment where open and honest communications are expected. Whether you are raising a concern about a potential violation, or seeking advice, the Company has multiple resources to help guide you.

1.	You can share your concern with your manager.

2.	You can contact your Human Resources representative who can provide further guidance.

3.	You can report a concern anonymously or disclose your identity to the EthicsPoint Helpline.

4.	You can call the toll free number provided by the EthicsPoint Helpline to speak to someone who can guide you.

5.	You can always contact a member of either the Legal or Compliance departments for guidance on any situation involving the COBE or any other laws, policies, standards or procedures.

Reporting a Violation in Good Faith

While it is important to report a suspected violation of the COBE, it is just as essential to file such a report in good faith. Using good faith means proceeding with a sincere intention to deal honestly with others. You should not file a dishonest report for any reason, including to:

•	Retaliate against another;
•	Gain an advantage in a personal conflict; or
•	Harass another employee.

Knowingly filing a dishonest report is, in itself, a violation of the COBE.

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Investigation of Reports

When you raise a concern, or report a violation in good faith, the Company will promptly investigate your report. Rest assured that your communication will be treated confidentially to the extent possible and permissible by law. Employees are expected to cooperate in any investigation conducted by the Company. At the conclusion of the investigation, the Company will take the appropriate actions to resolve the issue.

Retaliation is Not Allowed

We do not tolerate retaliation against an employee who in good faith seeks advice, raises a concern or reports a violation of the COBE or any other Company policies. Retaliating against an employee is prohibited at S&P Global, and we take prompt and appropriate action against anyone, at any level, who engages in retaliatory conduct. This means that you are protected against being fired, demoted, threatened, discriminated against or harassed in any way if you raise a concern in good faith.

Could I get fired for reporting a concern in good faith?

Q: I suspect unethical conduct is taking place in my group, but what if I am wrong? Could I get fired for raising an issue to the EthicsPoint Helplinethat turns out not to be a violation?

A: No, employees are encouraged to come forward without fear. It is against our policies and values to penalize or retaliate against an employee who raises a concern or reports an issue in good faith.

If you suspect unethical conduct or conduct that would otherwise violate a Company policy, it is best to report such suspicion through the means suggested above and let the appropriate Company representative determine whether or not a violation or unethical conduct took place.

Role of Managers

Our leaders play an essential role in fostering a culture and environment where behaving ethically is second nature. Leaders set examples by acting responsibly and serving as role models who inspire employees to follow the COBE and live our values.

This means our managers are expected to:

•	Encourage others by holding themselves up to the highest standards of behavior and lead by example;

•	Discuss the COBE with their teams and reinforce the importance of following Company policies;

•	Respond promptly to employee concerns;

•	Create a positive environment where employees feel comfortable speaking up and raising concerns; and

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•	Communicate to their teams that no retaliation can be taken against an employee who raises a concern or reports a violation in good faith.

In the event of possible misconduct, managers have a duty to report any potential violations. A violation left unreported can harm our Company, our employees, and our reputation. It is always best to be vigilant and to report any potential violation.

Obligations of Employees Receiving Reports

If you receive a report of a potential COBE violation, you need to be prepared. If a potential violation is reported to you:

•	Seek guidance before responding;
•	Contact the appropriate persons within our Company, including Human Resources, Legal or Compliance;
•	Ensure that the employees’ concerns are addressed promptly and with respect; and
•	Ensure that no retaliation occurs against someone for reporting a suspected violation in good faith.

Violations of the COBE

S&P Global takes violations of the COBE seriously. Failure to comply with the COBE, Company policies, or the law or applicable regulations, may result in disciplinary action, up to and including termination of employment. In addition, violations of the law could result in civil or criminal penalties imposed by a governmental agency or a court of law.

The Company addresses violations of the COBE promptly and consistently throughout the organization.

Compliance With Law and Regulation

Each of us is expected to comply with legal and regulatory requirements. We operate in many countries and jurisdictions, and consequently many laws may apply to us that conflict with each other or with this COBE. If you are ever faced with a potential violation of law, or a conflict of laws, or a conflict with this COBE, seek immediate guidance from Legal or Compliance.

Communications with Regulators, Government Agencies and Third Parties

S&P Global interactions with regulators, other government agencies, outside lawyers, and similar third parties are based on the principles of compliance with the law, transparency and cooperation. S&P Global employees should be polite and professional and should not prevent regulators, government officials or other supervisory authority from conducting formal investigations.

In the course of your employment with the Company, you may receive a subpoena or an inquiry from a governmental agency. S&P Global’s Communications with Regulators, Other Government Agencies, Outside Lawyers, and Third Parties Policy provides guidance to employees across the Company who may receive these types of inquiries. For further guidance please contact the Legal Department.

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Protected Activities - Always Remember

Nothing in the COBE or any other S&P Global policy limits an employee’s ability to communicate directly with and provide non-privileged documents or other information to the Securities and Exchange Commission or other regulatory agency regarding possible violations of law, or to engage in protected concerted activity or other protected labor activities. Employees may do so without disclosure to the Company, and the Company may not retaliate against employees for any of these activities.

Divisional Independence and Objectivity

The reputation of S&P Global and its divisions depends on the integrity and independence of its products and services which include, without limitation, determining credit ratings, news and industry-focused research, reporting on an industry, investment advisory services, creating and publishing indices, price assessments and benchmarks and providing benchmark calculation and/or administration services. Consequently, no employee should be involved in any activity or relationship that might compromise, or appear to compromise, the independence and objectivity of the Company’s products or services.

Ethical Practices with Our Team

As team members of the S&P Global community, we all have a responsibility to treat each other with respect, dignity and care.

Equal Opportunity Employer

It is the policy of S&P Global to ensure equal employment opportunity without regard to race, color, religion, sex, sexual orientation, gender identity or expression, national origin, age, disability, pregnancy, veteran status, genetic information, citizenship status or any other basis prohibited by applicable law. The Company is committed to equal employment opportunity at all levels of employment, including the executive level. This policy applies to all employment practices, including but not limited to, recruitment, hiring, employment, assignment, training, compensation, benefits, demotion or transfer, promotions, disciplinary action and terminations.

Non-Discrimination

In accordance with our Equal Employment Opportunity Policy, employees may not discriminate against or harass any other employees on the basis of any of the categories described above, or any other unlawful basis. S&P Global prohibits discrimination or harassment of any kind.

Diversity & Inclusion

Diversity is reflected in our leadership's commitment to an inclusive workplace that values each individual and his or her unique contributions. Our talent is our most valuable asset—the diverse characteristics, perspectives, ideas and backgrounds that our employees bring to S&P Global give us a vital competitive edge.

S&P Global encourages:

•	Respectful communication and interaction between all employees;

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•	Teamwork and employee participation that encourages diverse perspectives and inclusion;
•	Work-life balance initiatives such as flexible work arrangements; and
•	A work environment free from sexual or any type of unlawful harassment.

Any employee found to have exhibited any inappropriate conduct or behavior against others may be subject to disciplinary action, up to and including termination of employment.

Global Human Rights

As part of its mission to promote sustainable growth, S&P Global is committed to responsible and transparent operations that demonstrate respect and support for all human rights. Recognizing our responsibility to respect human rights, we are committed to treating our employees and members of the communities where we do business with dignity and respect. We are committed to conducting business in a legal, ethical and responsible manner and believe it is important to work with vendors who operate with the same high standards we set for ourselves.

Workplace Safety

S&P Global is committed to providing a safe and healthy workplace built on a foundation of strong and uncompromising ethics and integrity. We all play an important role in creating that environment.

•	We strive to create an environment where you can work in safety and comfort.

•	We maintain the security of the Company’s premises by safeguarding the Company’s employees, physical assets, intellectual property and other confidential, sensitive and proprietary information.

•	We maintain a workplace safe and free from violence by prohibiting the possession or use of dangerous weapons on Company property.

Ethical Practices with Others

Avoiding Conflicts of Interest

At S&P Global, we have an obligation to avoid conflicts of interest. When faced with a situation in which competing loyalties could cause you to pursue a personal benefit for you, your friends or family at the expense of S&P Global, its clients or customers, this might present a conflict of interest for you.

A conflict of interest can arise whenever an activity:

•	Is opposed to the best interests of S&P Global, its clients or customers;
•	Creates the appearance of impropriety or misconduct; or
•	Creates divided loyalty between you and S&P Global.

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You may also face a conflict of interest in your role within your division. For example, if a sales employee attempts to influence an editorial decision, this would create a conflict of interest. For further guidance, contact your Legal or Compliance department.

However, for the avoidance of doubt, if the employee’s activity is protected as described above under Protected Activities it does not constitute a conflict of interest.

Can I give complimentary access to an S&P product to a family member?

Q: My brother is researching financial investments for his personal trading account. Can I give him complimentary access to one of our desktop products?

A: No. You should not use S&P Global products or information in a way that improperly benefits someone you know.

Can I use my S&P Global email address for outside business?

Q: I own property that I occasionally rent or use for other business activities unrelated to my job at S&P Global. Can I use my S&P Global email address for my outside business?

A: No. Never use your S&P Global email address for an outside business.

Can I speak at a vendor conference?

Q: One of our vendors has invited me to speak at one of their conferences. Is that ok?

A: It depends and it may be fine. You should first consult your division’s policies and obtain permission from your manager and make sure you do not disclose any confidential information or endorse any products or services on behalf of S&P Global. In addition, you should not accept any payment for speaking at the conference.

Tip: Do not use your position at S&P Global for improper personal gain.

Outside Employment

Employees may, on their own time, do limited amounts of work for other employers or other businesses so long as such work does not conflict with the employee’s obligations to S&P Global. A conflict would arise if outside work consumed so much of an employee's time and energy as to impair the ability to perform their S&P Global job effectively. Also, a conflict of interest is presumed if an employee does outside work for a firm that has business dealings with, or competes with, S&P Global. Employees should also avoid outside employment that is otherwise detrimental to the interests of S&P Global. Lastly, employees should be aware of any

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policies and disclosure obligations within their division regarding outside employment and other activities.

Membership on For-Profit Boards

Employees may serve as a director on a for-profit board as long as the other company is not a competitor of S&P Global and as long as the service does not create a conflict of interest for the employee. Because these issues are difficult to determine, you must seek approval from Legal or Compliance and your manager before accepting a position at a for-profit company.

Membership on Non-Profit Boards

Membership on governing boards of non-profit organizations (for example, charitable organizations, school boards, and trade associations) by S&P Global employees is often desirable, and in general, there is no objection to an employee accepting such a position, as long as the service does not create a conflict of interest for the employee. You must be aware of any policies, disclosure obligations or limitations within your division and if you have any concerns or perceive a potential conflict of interest, contact your manager, Legal or Compliance.

Charitable Contributions to Non-Profit Organizations

We are committed to being a good citizen in the communities where we work. S&P Global contributes to the communities where we work as well as national institutions, and we encourage employees to also do so by matching their gifts to eligible organizations.

Political Contributions and Activities

S&P Global encourages its employees to be engaged in their communities, which may include political activism. It is important that employees review applicable laws, regulations and any applicable S&P Global policies before making any donation of time, money or service to a political candidate, party or organization. Making the right decision is critical because:

•	Political contributions or donations may create a conflict of interest, or give rise to an appearance of impropriety;

•	Campaign finance rules are complex, vary by country and local jurisdictions, and often prohibit contributions from certain sources, or limit the timing and amount of contributions;

•	Depending on where you live and where you contribute there may be tax, disclosure and other legal requirements associated with your contributions; and

•	Your division may have policies and procedures that limit (or may prohibit) your ability to make political contributions.

Remember: Unauthorized political contributions pose legal, operational, and reputational risk to the Company. To avoid even a perception of impropriety, the Company prohibits certain political contributions. If you are uncertain, you should seek guidance from Public Affairs, Legal or Compliance. For further guidance, see Political Contributions and Payments Policy (U.S. only) or contact your Divisional Compliance representative

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Use of Social Media

We need to take care in the way we communicate, both internally and externally, whether on a formal or informal basis. We have a duty to be honest, professional, and respectful with both the public and our S&P Global colleagues.

Electronic communications such as email, instant messaging or social media tools (such as blogs or social networking sites) can be used in valuable and creative ways to extend our brand, communicate with the market, and address the needs of our clients, customers and other stakeholders. These communications, due to their inherent risk, should always conform to the highest professional and ethical standards. For further guidance, see the Social Media Policy.

The following guidelines apply on either Company devices or personal devices, in connection with S&P Global business on all social media sites.

•	Always be careful about what you post on the internet. Your actions can impact the Company’s reputation or ability to conduct business.

•	Only authorized employees may use social media on behalf of the Company. Refer to your divisional Communications team if you are unsure whether you are authorized.

•	When participating in online communities, do not misrepresent yourself. If you talk about work related matters, you must disclose your affiliation with the Company and make it clear that any opinions expressed are your own and not those of the Company.

•	Do not share confidential, privileged, proprietary or non-public information including information about the Company, its products or services. This includes strategies, forecasts, and client or customer information.

•	Never share anything related to S&P Global legal issues, including a pending litigation or investigation.

•	Do not post anything discriminatory, offensive or illegal in your personal capacity or on behalf of the Company.

Can I post content on my personal LinkedIn account about a transaction I completed for my job

Q: I worked on a deal, and contract negotiations were tough. We finally got the counterparty to accept a lower price. Can I share the details of the transaction on my personal social media account with my network?

A: No, you may never disclose any confidential information obtained in the performance of your duties, unless authorized by S&P Global.

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Can I post an S&P photo on my personal account?

Q: Can I post a photo of me and my colleagues volunteering for the Company on my personal Facebook account?

A: Yes, this is a good way to promote S&P Global and demonstrate how we support our communities. However, always make sure that the picture is appropriate and that you have permission to post photos of other employees.

Anti-Trust and Competitive Intelligence

Antitrust or Competition laws regulate trade and commerce by prohibiting restraints on certain trade activity and promoting fair competition. Failure to comply with these laws can result in significant legal and financial consequences for you and the Company.

The cornerstone of S&P Global’s success is competing fairly and honestly, and outperforming our competitors. S&P Global does not engage in unethical or illegal business practices to obtain a competitive advantage.

As a member of the S&P Global community, you have a responsibility to uphold our reputation for honesty and integrity in all business transactions. The general guidelines below will provide assistance, but please contact Legal or Compliance if you have any questions or concerns.

General Guidelines

•	Always be forthright and truthful about your relationship with S&P Global whenever you are interacting with a customer, client, competitor or any other third party.

•	You must not discuss topics with competitors, unless authorized by Legal in specific circumstances, that could affect pricing (including setting prices, controlling sales or splitting territories, customers and vendors) or marketing decisions such as prices, sales terms, business plans, margins, costs, bids, production capacity, inventory levels, trade promotions or discounts.

•	Do not agree with other companies to boycott vendors or customers.

•	Use only your S&P Global email address when signing up for digital or online products from competitors.

•	Never misuse a competitor’s proprietary information.

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Can I use my personal email address to access a competitor’s site?

Q: I want to view part of a competitor’s website that requires a subscription, but they may not allow access to an S&P Global employee. Is it okay to sign up using my personal email address instead?

A: No. Always use your S&P Global email address, job title and real name when accessing a competitor’s website or researching competing products and services. S&P Global respects our competitors’ right to protect their confidential or proprietary information. If you have any doubts about whether you are allowed to access a particular website, contact Legal or Compliance.

Gifts and Entertainment

Exchanging gifts and offers of entertainment with customers, clients, vendors and other business contacts, may occur in the course of your work, but such practices may give the impression that our business decisions are improperly influenced. To avoid even the appearance of impropriety, you must ensure that your business decisions are based only upon legitimate business considerations.

For guidance regarding whether to accept or give a gift or entertainment, refer to our Gifts and Entertainment Policy and consult your division’s Gifts & Entertainment policy and procedures, which may be more restrictive.

You May:

•	Give or accept inexpensive tokens or items of nominal value;

•	Give or accept occasional and moderate business meals and entertainment with clients, customers or vendors if you attend the event; or

•	Attend local sporting events or other activities with clients, customers or vendors infrequently if the cost is not excessive.

You May Not:

•	Give or accept gifts or entertainment that could influence decisions;

•	Give or accept gifts or entertainment that could appear to create a conflict of interest or exceed a nominal amount; or

•	Give or accept cash as a gift.

Tip: Ask yourself whether giving or accepting a gift or entertainment could create a potential, perceived or actual conflict of interest. You must avoid even the appearance of impropriety.

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Accepting Gifts and Entertainment

If you are offered a gift or entertainment in the course of your work with S&P Global, you must consider whether accepting the gift or entertainment gives the appearance that business decisions will be improperly influenced and aligns with the policies and procedures of your division.

Can I accept tickets to a tennis match?

Q: One of our vendors invited me to watch a tennis match hosted in the city where I am based. Can I accept the invitation?

A: Attending local sporting events is generally permissible if:

•      The person extending the invitation accompanies you; and

•      Attending the event does not conflict with the policies of your division and will not influence your business decisions.

Can I accept an expensive thank you gift for participating on a panel?

Q: I received an expensive silk scarf from a client as a thank you gift for my participation in a panel discussion at an industry conference. The client is rated by our Company. I am in a role that does not involve rating the entity. Can I keep the gift?

A: No, you cannot keep the gift because it is not of nominal value and even in a commercial role it could impact the perception of independence that we should maintain with our clients.

Giving Gifts and Entertainment

If you give a gift or offer a form of entertainment in the course of your work with S&P Global, again, you must consider whether giving the gift or entertainment gives the appearance that you are trying to improperly influence a business decision and aligns with the policies and procedures of your division.

Can I give expensive theatre tickets to a potential new client?

Q: I am in the process of getting a new client who will generate a lot of revenue. I am working with the SVP and she has decision making authority. I want to give her expensive tickets to a popular theatrical show. Can I do that?

A: No. Never give a gift, regardless of cost, with the intention or the appearance of influencing decision-making or obtaining special treatment.

Can I give a box of chocolates to a new business partner?

Q: We recently closed a licensing deal with the vice president of another company. To celebrate, I plan to send her an inexpensive box of chocolates. Can I do that?

A: Yes, it is permissible to give an inexpensive token of appreciation to celebrate the closing of a transaction.

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Division-Specific Guidelines

Certain divisions may have supplemental gifts and entertainment policies that are more restrictive than the COBE or other S&P policies. Always check with your divisional Compliance or Legal departments before giving or accepting gifts and entertainment.

Anti-Bribery and Improper Payments

S&P Global operates in many countries throughout the world. Our reputation is built upon our ability to act with integrity, honesty, transparency and accountability. Improper influence may take many forms. Cash, gifts, meals, travel, entertainment, loans, charitable contributions, political contributions or offers of employment may all be used inappropriately in attempts to influence business decisions or government action. S&P Global does not offer or accept bribes or kickbacks in any form, either directly or through third parties. As an employee of S&P Global, you may never offer or receive bribes or kickbacks to or from anyone.

You may not engage in any activity that:

•	Includes making or receiving payments which create a conflict of interest;
•	Seeks to obtain an improper advantage;
•	Attempts to influence a decision or official action; or
•	Results in other special consideration from any Government Official in any country.

What is a Government Official?

A government official is any elected or appointed official of a federal, state or local government, and anyone employed by or otherwise exercising the powers of any government office, agency, district, board, commission, authority or other body.

Gifts, meals, travel, lodging and entertainment may be considered of value if the item could have financial, economic or commercial worth.

You May

•	Always consult with and obtain approval from Compliance or Legal before providing anything of value to a Government Official.

•	Always record the business purpose and circumstances when anything of value is given to Government Officials.

You May Not

•	Give anything of value to a Government Official to influence approval or gain an improper advantage.

•	Give gifts to Government Officials as a “thank you” for doing their job.

•	Make payments to Government Officials outside of authorized legal and regulatory channels.

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Can we pay for travel expenses of a government official?

Q: My division is sponsoring a conference in London that will be attended by several Government Officials. One of the Government Officials has asked us to pay for his travel, hotel and meals, and to waive the fee to the event. What should I do?

A: Contact Compliance or Legal immediately. Travel, meals and reimbursement for other expenses would be considered a gift to a Government Official, and could be perceived as trying to influence or obtain an improper advantage. S&P Global prohibits offering bribes or kickbacks in any form.

If you have any questions regarding gifts, reimbursements of expenses or other payments to Government Officials, do not hesitate to contact Compliance, Legal or Public Affairs.

Ethical Practices at Our Company

Confidential Information

Confidential information is any information that is kept private and not made available to the public. Our Company’s confidential information includes personal information about our employees, our clients and our customers, any information about us or another company that isn’t readily available from a public source, and information that is shared between parties in confidence. An employee may not disclose any confidential information obtained in the performance of the employee’s duties, unless the activity is protected as described above under Protected Activities. This obligation of confidentiality continues even after your employment with the Company terminates.

Examples of confidential information include but are not limited to:

•	Information covered by non-disclosure agreements or confidentiality agreements;
•	Regulatory examinations or communications (excluding publically disclosed enforcement actions, litigation or administrative orders);
•	Strategic plans including mergers and acquisitions;
•	Product development ideas;
•	Trade Secrets;
•	Research data;
•	Customer lists; and
•	Non-Public Product pricing.

An employee must not:

•	Disclose any confidential information about S&P Global or its activities;
•	Disclose any confidential information about S&P Global’s customers, clients or third parties obtained while performing his or her duties; or
•	Copy or disseminate internal communications, whether or not marked confidential, to third parties, unless authorized by the Company.

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Protecting Intellectual Property Rights of S&P Global and Third Parties

It is essential that we protect our Company resources, our intellectual property and other assets. We are a data-driven company and intellectual property is one of our core assets. We seek to protect through, among other measures, appropriate contracts and terms of use. Unauthorized or improper use of S&P Global assets can significantly diminish their value. In addition, any work created by an employee within the scope of their duties belongs to the Company, unless otherwise agreed upon by the Company. All ideas, inventions and designs conceived or made while employed and which also result from any work for the Company, or relate to the Company’s then-existing business or to the Company's anticipated research or development, or were made with the Company’s resources or trade secrets shall be timely disclosed to the Company. All title and intellectual property rights to such ideas, inventions and designs shall be assigned to and owned by S&P Global.

We all have a responsibility to protect S&P Global resources, including our intellectual property. Examples of our resources include:

•         Trademarks;

•         Copyrights;

•         Patents;

•         Other information and data for which S&P Global claims a proprietary interest;

•         Equipment, computers, laptops;

•         Business relationships;

•         Reputation;

•         Logos;

•         Business plans;

•         Product Plans; and

•         Trade secrets (e.g., algorithms used in our models).

S&P Global Employees Must Comply with Third Parties’ Intellectual Property Rights

In addition, we have an obligation to respect the assets of third parties, including our competitors and business partners. Employees have an obligation to comply with copyright, trademark, patent and trade secret laws as they pertain to third party information. In addition, employees have an obligation to comply with the terms and conditions of license or other agreements covering the use of that intellectual property. Inappropriate use of assets and information belonging to others may expose you and S&P Global to criminal or civil fines and penalties. Your responsibility to protect our resources extends to your family and friends, including those who work at competitors or business partners of S&P Global.

Can I take my work with me after I leave the Company?

Q: If I leave S&P Global to work for another company, can I take my research reports and use them at my new company.

A: No, any work that you do for S&P Global is the intellectual property of S&P Global and you may not use that information at another company.

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Trade Secrets

Generally speaking, any confidential business information which provides a company with a competitive edge may be considered a trade secret and must be kept confidential. However, where applicable by law, an individual will not be held criminally or civilly liable for the disclosure of a trade secret that:

1.	Is made in confidence to a government official, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law; or

2.	Is made in a complaint or other document filed in a lawsuit or other proceeding, including a lawsuit for retaliation, if such filing is made under seal.

Customer Privacy

Protecting the personal information of our customers and business prospects is critical to safeguarding their trust and ensuring compliance with legal requirements that guide the way we do business. S&P Global has implemented comprehensive policies, procedures and systems detailed in its Customer Privacy Policy that we are all responsible for understanding and enforcing. Our reputation depends on it.

Employee Privacy

S&P Global recognizes and respects the privacy of employees and others with regard to personal information it obtains through the employment relationship. As evidence of our commitment, the Employee Privacy Policy applicable to your location guides how we collect, process, transfer and store your data, and describes our general practices regarding your privacy as an employee of the Company. Employees must handle all personal information in an ethical and lawful manner as guided by Company policies. For further information please see the Employee Privacy Policy (Applicable to U.S., India and Pakistan) and Employee Privacy Policy (Excluding U.S., India and Pakistan).

Records Management

S&P Global is committed to creating Company records that accurately and fairly represent our activities and transactions. Company records must be properly maintained and retained for as long as required by law and in accordance with our Records Management Policy. Each of our businesses is responsible for ensuring that its records are retained or destroyed according to local laws as well as any Company policy that governs document retention and destruction.

It is the responsibility of every S&P Global employee and contractor to help the Company manage its information. The Records and Information Management Policy and related Standards define and guide information retention, disposition, availability, integrity, privacy and security.

Information Security

Accurate and reliable information is the foundation of our business. Without proper safeguards in place, our systems are vulnerable to loss, destruction, error and abuse that can undermine

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the objectives and goals of S&P Global. Incorporating security best practices into everyday actions is mutually beneficial and critical to protecting individual and Company data. Employees are expected to play a crucial role in our overall cyber security.

It is S&P Global’s policy to ensure that security risks are identified, assessed and managed. Necessary and required measures will be taken to protect the tangible and intangible assets of S&P Global and associated customers, clients, vendors, business partners and staff from loss, damage or impairment.

Remember:

•	Always lock your computer when leaving your desk;
•	Always encrypt your thumb drives;
•	Apply software updates in a timely manner when prompted;
•	Never share your password;
•	Be aware of your surroundings especially when conducting sensitive business conversations or working on privileged, confidential or proprietary information;
•	Don’t use public Wi-Fi to conduct work without a secure Virtual Private Network (VPN);
•	Don’t send privileged, confidential or proprietary information to your personal email (this includes work related email messages or attachments);
•	Never share passwords with anyone (including IT or your manager); and
•	Never store Company data on non-approved cloud storage platforms (Dropbox, iCloud, Google Drive, OneDrive and public GitHub). Do use Company-approved platforms such as Box.

Insider Trading

During the course of performing your job you may hear material information about S&P Global or other companies that is not known to the public. You should never use material, non-public information to buy or sell securities, or share this information with others to buy or sell stock either for their or your benefit. This is unethical and is known as insider trading, which violates the law and the COBE. Material information is the kind of information a reasonable investor would consider in deciding whether to buy or sell a security. Material information could include: news about financial performance; strategic plans; business initiatives; mergers or acquisitions; litigation; or management changes. For example:

•	You may receive an internal email from the Company about a pending acquisition;
•	You may read a sensitive document about your client’s strategy which is not public;
•	You may become aware of S&P Global’s intentions of moving into a certain market segment during a town hall hosted by your division; or
•	You may become aware of S&P Global’s upcoming financial results which have not yet been disclosed.

Information of the type described above is non-public and you have a responsibility to safeguard it. Three key things to know about non-public information:

•	Non-public information is usually confidential and not known to the general public;

•	Non-public information can be about our clients, competitors, our vendors or other business partners, our products or our own business plans; and

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•	Non-public information should never be shared with anyone who is not authorized by S&P Global to have access to it.

If you have questions about buying or selling stock, contact Legal or Compliance.

Obligations of a Publicly Traded Company

As a publicly traded company, S&P Global must periodically submit reports to regulators about the Company’s activities. These reports also include certifications related to financial reporting and internal controls, and disclose whether we detected fraud in our internal operations during the reporting period. Every time an S&P Global senior manager submits a report to a regulator, we as a firm are making a public statement about our integrity, honesty and transparency.

Preventing Fraud

What is fraud? Generally speaking, fraud is an act of deception intended to result in a financial or personal gain. Fraud sometimes occurs when employees are facing pressures like deadlines or revenue targets.

Examples of fraud include:

•	Submitting false or misleading expense reports;
•	Unauthorized use of Company assets;
•	Reporting revenue that has not been earned or does not exist;
•	Submitting false or misleading financial statements;
•	Misappropriation of physical assets such as a Company-issued laptop or intellectual property; or
•	Using Company funds to buy equipment or supplies for personal use or gain.

Should I report fraudulent activity?

Q: After a recent business trip, a senior manager in my department asked me to submit her expense report. I noticed that she altered a receipt on the report so that dinner with a family member looked like dinner with clients. What should I do?

A: If you think that a co-worker or manager is engaging in unethical behavior or committing fraud by submitting false or misleading information in an expense report, you must notify Compliance, Legal, or report the activity via the EthicsPoint Helpline.

Making Ethics Essential at S&P Global

As individuals we are each responsible for acting with integrity at all times, obeying all laws and regulations and fostering an environment of respect. This means meeting not just the letter, but also the spirit of the COBE and of S&P Global’s policies.

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We are all expected to:

•	Read, understand and follow all Company policies, including the COBE;
•	Complete required training and affirm adherence to the COBE;
•	Raise concerns, in good faith, about behavior which may violate laws or our policies; and
•	Cooperate fully with any investigations.

Resources for Raising Concerns, Seeking Advice or Reporting Violations

Contact your manager.

Contact any member of your Human Resources department at

https://thehub.spglobal.com/community/human_resources.

Click onto the EthicsPoint Helpline where you can report a concern by name or anonymously.

Call the toll free number provided by the EthicsPoint Helpline to speak to someone.

Contact the Legal Department at legal@spglobal.com or visit the website at

https://thehub.spglobal.com/community/legal.

To Contact the appropriate compliance representative in your division, visit the Compliance Department website at https://thehub.spglobal.com/community/legal/compliance.

Link to Corporate Policies

To read all of our corporate policies, visit the Corporate Policies site.

Contact SPGlobalPolicies@spglobal.com for policy related inquiries.

COBE 2018 Additional Languages

Click here to view the COBE in additional languages.

Revised November 2017

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